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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                       July 31, 2006
       Unaudited Second Quarter Report         Press Contact: G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, JULY 31, 2006--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced second quarter operating income, defined as net income before capital gains or losses, of $6.2 million, or $.41 per share, compared to $7.1 million, or $.48 per share, reported in 2005. Net investment losses totaled $.7 million, or $.05 per share, during the quarter and compare to gains of $2.1 million, or $.14 per share in the prior year quarter. Including investment losses, second quarter net income was $5.4 million, or $.36 per share, compared to $9.2 million, or $.62 per share, for the second quarter of 2005.

For the six months ended June 30, 2006, operating income totaled $13.2 million, or $.88 per share, compared to $14.3 million, or $.96 per share, reported a year earlier. Net investment gains totaled $3.8 million, or $.26 per share, during the 2006 period compared to gains of $5.3 million a year earlier. Including investment gains, net income for the current year-to-date totaled $17.0 million, or $1.14 per share, compared to $19.5 million, or $1.32 per share, for the first six months of 2005.

Net premium earned by the Company's insurance subsidiaries declined by 3% from $43.5 million during 2005's second quarter to $42.2 million for the second quarter of 2006. For the six months, earned premium decreased by 5.3% to $85.4 million. Direct and assumed premiums written were off about 9% for both the quarter and six months reflecting continuing price competition and the resulting loss of business by the company in its fleet trucking and personal auto segments.

The company's quarterly consolidated combined ratio increased to 94.0%, producing underwriting profits of $2.5 million, compared to last year's second quarter ratio of 87.7% and underwriting profits of $5.3 million. The decrease in underwriting profits and accompanying higher consolidated combined ratio are largely attributable to newly reported 2005 Hurricanes Katrina and Wilma losses totaling $1.5 million from Protective's reinsurance assumed business, from higher than expected losses in Sagamore's commercial division and an increased expense ratio in fleet trucking due to a decrease in ceded reinsurance commissions. Ceded reinsurance commissions decrease as the company purchases less reinsurance and retains more net exposure. Those same factors increased the combined ratio from 89.2 % to 91.7% for the first half of 2006 compared to 2005.

Gary W. Miller, Chairman and CEO, commenting on the quarterly results, stated:
"We continue to see pricing on some fleet trucking accounts and in some geographic areas of our personal auto business at levels that will not produce the margins we expect, if any margin at all, and our disciplined approach causes us to forego that business. The expected higher expense ratio, resulting from a reduction in ceding commissions, some unexpected loss activity in the form of a total limit loss for Hurricane Wilma on an assumed business treaty, previously reported as "no loss", as well as a hopefully unusual confluence of large losses in the small fleet product more than offset higher investment income and caused quarterly profitability to slip. While still a very respectable combined ratio, the unexpected and

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unusual loss activity seen this quarter added about four points to our combined ratio. We expect a return to our normal, higher levels of underwriting profitability in future quarters."

Investment income increased for the quarter due to higher available yields and a continuing increase in average funds invested. With 7% more funds invested on average, pre-tax investment income increased 34% and after tax investment income increased 37% over 2005's second quarter. For the six months, both pre and after tax investment income were up 36%. Net investment losses for the quarter equaled $.05 per share as compared to gains of $.14 per share a year earlier. Investment losses were largely caused by a general decline in the stock market, which is immediately reflected in our limited partnership investments.

Last quarter saw significant dividend actions by the company. At its last meeting, the Board of Directors increased the rate of the regular quarterly dividend from $.10 to $.25. In addition, an extra dividend of $1.25 was declared and paid on May 30, 2006. Dividend payments so far this year total $1.85, including $1.50 of extra dividends.

With the regular and extra dividend payment this past quarter, and with a $4.8 million, or $.32 per share, decline in unrealized investment gains, the company's book value per share declined to $22.49 per share, which is $.82 lower than year end 2005's book value.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for July 31, 2006 at 11:00 AM (New York time) to discuss results for the second quarter ended June 30, 2006. To gain access to the webcast of this call, please log on to HTTP://VIAVID.NET/DCE.ASPX?SID=000032A6 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until October 31, 2006. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 800-289-0572 (U.S./Canada) or 913-981-5543 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 7, 2006 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4484770.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)              Three Months Ended               Six Months Ended
                                                        June 30                         June 30
                                               ---------------------------    -----------------------------
                                                  2006            2005            2006            2005
                                               ------------    -----------    -------------    ------------
Operating revenue                                $ 48,747       $ 48,823         $ 98,388        $100,626
Net investment gains (losses)                      (1,135)         3,188            5,879           8,124
                                               ------------    -----------    -------------    ------------

                             TOTAL REVENUE       $ 47,612       $ 52,011         $104,267        $108,750
                                               ============    ===========    =============    ============

Operating income                                 $  6,165       $  7,126         $ 13,162        $ 14,264
Net investment gains (losses),
   net of federal income taxes                       (738)         2,073            3,821           5,281
                                               ------------    -----------    -------------    ------------

                                NET INCOME       $  5,427       $  9,199         $ 16,983        $ 19,545
                                               ============    ===========    =============    ============

Per share data - diluted:
   Average number of shares                        15,022         14,831           14,954          14,836

   Operating income                                $  .41         $  .48           $  .88          $  .96
   Net investment gains (losses)                     (.05)           .14              .26             .36
                                               ------------    -----------    -------------    ------------

                                NET INCOME         $  .36         $  .62           $ 1.14          $ 1.32
                                               ============    ===========    =============    ============

Dividends paid to shareholders                     $ 1.50         $  .10           $ 1.85          $  .35

Annualized return on average shareholders' equity:
   Operating income                                  8.1%           9.7%             8.7%             9.9%

   Net income                                        7.1%          12.6%            11.3%            13.5%

Consolidated combined ratio of insurance subsidiaries (GAAP basis):
      Without fee income                            94.0%          87.7%            91.7%            89.2%
      Including fee income                          91.1%          85.4%            88.9%            86.8%


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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.